Exhibit 10.3

LENCO MOBILE INC.
2012 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

Lenco Mobile Inc. (the "Company") hereby grants to you a Restricted Stock Unit Award (the "Award"). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "Award Notice") and in the Restricted Stock Unit Award Agreement and the Lenco Mobile Inc. 2012 Incentive Plan (the "Plan"), which are incorporated into the Award Notice in their entirety.

Participant:
Grant Date:
Number of Restricted Stock Units:
Vesting Schedule:

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

LENCO MOBILE INC. __________________________________ By: ____________________________ Title: ____________________________	PARTICIPANT [Name]

Attachments: 1. Restricted Stock Unit Award Agreement

LENCO MOBILE INC.

2012 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the "Award Notice") and this Restricted Stock Unit Award Agreement (this "Agreement"), Lenco Mobile Inc. (the "Company") has granted you a Restricted Stock Unit Award (the "Award") under its 2012 Incentive Plan (the "Plan") for the number of Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Award are as follows:

1.	Vesting

The Award will vest and become payable according to the vesting schedule set forth in the Award Notice (the "Vesting Schedule"). One share of the Company's Common Stock will be issuable for each Restricted Stock Unit that vests. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units." Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units." The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units"). As soon as practicable after Unvested Units become Vested Units, but in no event later than forty-five days after vesting, the Company will settle the Vested Units by issuing to you one share of the Company's Common Stock for each Vested Unit.

2.	Termination of Service

Unless the Committee determines otherwise prior to your Termination of Service, all Unvested Units will immediately be forfeited to the Company upon your Termination of Service without payment of any consideration to you.

3.	Consideration for Award

The Company acknowledges your payment of full consideration for the Award in the form of services previously rendered and/or services to be rendered hereafter to the Company (in either case, in an amount equal to no less than the aggregate par value of the shares of the subject to the Award).

4.	Securities Law Compliance

4.1 You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

4.2 You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company's Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.

4.3 You confirm that you have been advised, prior to your receipt of the Award, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act.

4.4 You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

5.	Transfer Restrictions

Any sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Units will be strictly prohibited and void.

6.	No Rights as Shareholder

You will not have voting or other rights as a shareholder of the Company with respect to the Units.

7.	Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares issued thereunder may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

8.	Book Entry Registration of Shares

The Company may issue the Shares by registering the Shares in book entry form with the Company's transfer agent in your name in which case the applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.

9.	Tax Withholding

You agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations in connection with this Award (e.g., at vesting and/or upon receipt of the Shares) and you acknowledge that the Company may refuse to issue any Shares to you until you satisfy such withholding tax obligations. You may satisfy such withholding obligation by any of the following means or a combination thereof: (a) tendering a cash payment to the Company, (b) having the Company withhold an amount from any cash amount otherwise due or become due from the Company to you, (c) having the Company withhold a number of shares of the Company's Common Stock that would otherwise become issuable under the Award (up to the employer's minimum tax withholding rate) or (d) surrendering to the Company already owned shares of the Company's Common Stock (up to the employer's minimum required tax withholding rate). Notwithstanding the previous sentence, you acknowledge and agree that the Company and any Related Company have the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect the Award.

10.	General Provisions

10.1 Assignment. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors, including, but not limited to, one or more of the Company's shareholders.

10.2 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10.3 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.

10.4 Agreement Is Entire Contract. This Agreement and the Award Notice constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede all prior oral or written agreements on the subject. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

10.5 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

10.6 No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Related Company, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.

10.7 Section 409A Compliance. Payments made pursuant to this Agreement and the Plan are intended to qualify for an exception from or comply with Section 409A of the Code. Notwithstanding any other provision in this Agreement and the Plan to the contrary, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representations that the Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award.

10.8 Counterparts. This Award Notice may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

10.9 Governing Law. To the extent not otherwise governed by the laws of the United States, this Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to principles of conflicts of law.